Exhibit 99.1

Tenet Reports Increase of $156 Million in 2009 Net Income Attributable to Common

Shareholders: $181 Million, Compared to $25 Million in 2008

2009 Adjusted EBITDA Increases by $243 Million, or 32.9%, to $982 Million;

Adjusted EBITDA of $218 Million in Fourth Quarter

2010 Adjusted EBITDA Outlook Range of $985 Million to $1,050 Million

Key Metrics (all percentage changes compare Q4’09 to Q4’08 unless otherwise noted):

•	$218 million total-hospital adjusted EBITDA, 9.0% increase

•	9.6% adjusted EBITDA margin, 40 basis point increase

•	$214 million same-hospital adjusted EBITDA, 7.0% increase

•	Net income attributable to common shareholders of $21 million, compared to net loss attributable to common shareholders of $33 million in Q4’08

•	Earnings per share of $0.04, compared to a net loss of $0.07 per share in Q4’08

•	$690 million in cash and cash equivalents at Dec. 31, 2009

•	Adjusted free cash flow from continuing operations of $25 million, an increase of $51 million from Q4’08

•	$192 million in capital expenditures in continuing operations in Q4’09, $455 million in 2009

•	Same-hospital bad debt ratio of 7.9% of net revenues, compared to 7.6% in Q4’08 and 8.5% in Q3’09

•	1.6% increase in controllable expenses per adjusted patient day, excluding discretionary 401(k) match of $16 million; 2.5% increase including discretionary 401(k) match (same-hospital)

•	2.8% increase in commercial managed care revenues (same-hospital)

•	Volume metrics (same-hospital)

•	0.9% decline in total admissions; 3.5% increase in outpatient visits

•	1.0% decline in paying admissions; 4.1% increase in paying outpatient visits

•	Flat total surgeries; 1.3% increase in outpatient surgeries

•	5.3% decline in commercial managed care admissions

•	3.9% decline in commercial managed care outpatient visits

•	2010 adjusted EBITDA outlook includes $40 million of incremental expense for healthcare information technology initiative

DALLAS – Feb. 23, 2010 – Tenet Healthcare Corporation (NYSE:THC) today reported adjusted EBITDA of $218 million for the fourth quarter ended Dec. 31, 2009, an increase of $18 million, or 9.0 percent, as compared to $200 million for the fourth quarter of 2008. On a same-hospital basis, adjusted EBITDA was $214 million for the fourth quarter of 2009, an increase of $14 million, or 7.0 percent, as compared to $200 million in the fourth quarter of 2008. The net income attributable to common shareholders for the fourth quarter of 2009 was $21 million, or $0.04 per share, compared to net loss attributable to common shareholders of $33 million, or $0.07 per share, for the fourth quarter of 2008.

“We are very pleased with Tenet’s performance in the fourth quarter and full-year 2009,” said Trevor Fetter, president and chief executive officer. “Despite pressures from a soft economy and rising levels of unemployment in many of our markets, we achieved another year of solid revenue growth with an increase of five percent. Excellent cost control combined with this revenue growth helped us produce the strongest growth in earnings and the highest margin we’ve achieved in seven years. We also increased adjusted free cash flow by almost $400 million over 2008. I remain confident in Tenet’s strategies, and we believe these strategies will continue to drive growth in earnings and cash flow. Our expectations for growth in 2010 are impacted by our accelerated clinical information technology investments and our conservatism with respect to the effects and uncertainties of the economic environment.”

For the full-year 2009, adjusted EBITDA was $982 million, an increase of 32.9 percent as compared to 2008 adjusted EBITDA of $739 million. The 2009 adjusted EBITDA margin was 10.9 percent, an increase of 230 basis points as compared to a 2008 adjusted EBITDA margin of 8.6 percent. Net income attributable to common shareholders in 2009 was $181 million, or $0.37 per diluted share, as compared to 2008 net income of $25 million, or $0.05 per diluted share. Net income attributable to common shareholders in 2009 included a gain from early extinguishment of debt, net of taxes, of $61 million, or $0.12 per share; and 2009 and 2008 also included net gains on sales of investments, net of taxes, of $10 million and $88 million, or $0.02 and $0.18 per share, respectively.

Continuing Operations

Net income attributable to common shareholders was $21 million in the fourth quarter of 2009, or $0.04 per share, including the following items with an aggregate, net favorable impact of $18 million after-tax, or $0.04 per share:

1.	Income from discontinued operations, net of tax, of $5 million, or $0.01 per share;

2.	Favorable income tax adjustments of $33 million, or $0.07 cents per share, primarily related to a decrease in the Company’s valuation allowance for deferred tax assets and other tax adjustments;

3.	Litigation and investigation costs of $18 million pre-tax, $12 million after-tax before the deferred tax valuation allowance, or $0.02 per share; and

4.	Impairment of long lived-assets and goodwill, and restructuring charges of $14 million pre-tax, $8 million after-tax before the tax valuation allowance, or $0.02 per share.

Same-Hospital Data

Same-hospital continuing operations data excludes Sierra Providence East Medical Center, in El Paso, which opened on May 21, 2008. Same-hospital continuing operations data is the primary form of tabular data presentation in the narrative sections of this document. In the fourth quarter of 2009 there were 48 hospitals in same-hospital continuing operations. Sierra Providence East Medical Center will be added to our same-hospital reporting beginning in the first quarter of 2010. This action will bring all of Tenet’s 49 continuing hospitals into the same-hospital definition.

Admissions, Patient Days and Surgeries

Admissions, Patient Days and Surgeries	Same-Hospital Continuing Operations
	Q4’09	Q4’08	Change (%)
Commercial Managed Care Admissions	32,617	34,431	(5.3)
Governmental Managed Care Admissions	29,347	28,150	4.3
Medicare Admissions	38,166	39,312	(2.9)
Medicaid Admissions	16,412	15,821	3.7
Uninsured Admissions	5,742	5,956	(3.6)
Charity Care Admissions	2,487	2,254	10.3
Other Admissions	3,257	3,311	(1.6)
Total Admissions	128,028	129,235	(0.9)
Paying Admissions (excludes Charity + Uninsured)	119,799	121,025	(1.0)
Total Government Program Admissions	83,925	83,283	0.8
Charity Admissions + Uninsured Admissions	8,229	8,210	0.2
Admissions through Emergency Department	73,806	73,000	1.1
Commercial Managed Care Admits / Total Admits (%)	25.5	26.6	(1.1	) (a)
Emergency Department Admissions / Total Admits (%)	57.6	56.5	1.1	(a)
Uninsured Admissions / Total Admissions (%)	4.5	4.6	(0.1	) (a)
Charity Admissions / Total Admissions (%)	1.9	1.7	0.2	(a)
Surgeries – Inpatient	37,663	38,296	(1.7)
Surgeries – Outpatient	52,092	51,448	1.3
Surgeries – Total	89,755	89,744	—
Patient Days – Total	622,475	630,821	(1.3)
Adjusted Patient Days (b)	920,652	918,560	0.2
Patient Days – Commercial Managed Care	130,289	136,976	(4.9)
Average Length of Stay (days)	4.9	4.9	—
Adjusted Patient Admissions (b)	190,619	189,357	0.7

(a)	This change is the difference between the Q4’09 and Q4’08 amounts shown.
(b)	“Adjusted Patient Days / Admissions” represents actual patient days / admissions adjusted to include outpatient services by multiplying actual patient days / admissions by the sum of gross inpatient revenues and outpatient revenues and dividing the results by gross inpatient revenues.

Total admissions and commercial managed care admissions declined by 0.9 and 5.3 percent, respectively, in the fourth quarter of 2009, as compared to the fourth quarter of 2008, on a same-hospital basis. The Company’s California Region and its Philadelphia Market each reported positive growth in total admissions for the quarter. Tenet’s other regions reported admissions declines in the fourth quarter. Flu-related admissions were 666 in the fourth quarter of 2009.

Admissions from government payers, including both traditional and managed government programs, grew by 0.8 percent in the fourth quarter of 2009. Uninsured plus charity admissions grew by 0.2 percent in the fourth quarter of 2009, a slower growth rate as compared to 3.1 percent growth reported in the sequential, third quarter of 2009.

Outpatient Visits

Outpatient Visits	Same-Hospital Continuing Operations
	Q4’09	Q4’08	Change (%)
Commercial Managed Care OP Visits	339,890	353,586	(3.9)
Governmental Managed Care OP Visits	185,949	158,507	17.3
Medicare OP Visits	207,878	202,539	2.6
Medicaid OP Visits	75,648	66,419	13.9
Uninsured OP Visits	90,257	92,825	(2.8)
Charity Care OP Visits	7,032	6,051	16.2
Other OP Visits	49,214	43,390	13.4
Total OP Visits	955,868	923,317	3.5
Paying OP Visits (excludes Uninsured + Charity)	858,579	824,441	4.1
Total Government Program OP Visits	469,475	427,465	9.8
OP Surgery Visits	52,092	51,448	1.3
Emergency Department OP Visits	353,031	322,354	9.5
Charity + Uninsured OP Visits	97,289	98,876	(1.6)
Charity + Uninsured OP Visits / Total OP Visits (%)	10.2	10.7	(0.5	) (a)
Paying OP Visits / Total OP Visits (%)	89.8	89.3	0.5	(a)
Commercial OP Visits / Total Visits (%)	35.6	38.3	(2.7	) (a)

(a)	This change is the difference between the Q4’09 and Q4’08 amounts shown.

Outpatient volume grew by 32,551 visits, or 3.5 percent, in the fourth quarter of 2009 as compared to the fourth quarter of 2008, on a same-hospital basis. Tenet has reported year-over-year growth in outpatient visits in seven of the last eight quarters. All of the Company’s regions saw growth in outpatient visits in the fourth quarter with the strongest growth occurring in the Philadelphia Market, which achieved double-digit growth that was impacted by growth in flu-related visits at our children’s hospital. In addition, the Company’s Central Region achieved outpatient visit growth of 5.2 percent. Flu-related outpatient visits were 10,391 in the fourth quarter of 2009.

Newly opened or acquired facilities contributed 967 visits, net of the volume loss from a facility in which our ownership was converted to a minority interest in 2009. Excluding these 967 visits, the organic increase in outpatient visits would have been 31,584 visits, or growth of 3.4 percent.

Outpatient surgeries increased by 1.3 percent, representing a moderation in growth as compared to the 4.4 percent growth reported in the third quarter of 2009. Outpatient imaging visits declined by 1.4 percent in the fourth quarter of 2009 primarily due to newly opened physician-owned competition in imaging centers.

Emergency Department outpatient visits increased by 30,637 visits, or 9.5 percent. This increase in Emergency Department outpatient visits contributed 94 percent of the 32,551 increase in total outpatient visits in the quarter.

Charity plus uninsured outpatient visits decreased by 1.6 percent in the fourth quarter of 2009 as compared to the fourth quarter of 2008.

Revenues

Revenues ($ in millions)	Same-Hospital Continuing Operations
	Q4’09	Q4’08	Change (%)
Net Operating Revenues	2,235	2,160	3.5
Net Patient Revenue from Commercial Managed Care	892	868	2.8
Revenues from the Uninsured	149	148	0.7

Net operating revenues increased by $75 million in the fourth quarter, or 3.5 percent, on a same-hospital basis. Favorable prior-year cost report adjustments contributed $6 million to net operating revenues in the fourth quarter of 2009 as compared to a contribution of $2 million in the fourth quarter of 2008. Net operating revenues in 2008’s fourth quarter also included a favorable $8 million related to a Medicare reimbursement issue. Excluding prior-year cost report adjustments from both quarters, as well as the $8 million revenue from the fourth quarter of 2008, same-hospital revenues would have increased by 3.7 percent.

Commercial managed care revenues grew by 2.8 percent, on a same-hospital basis. This revenue growth is indicative of our continuing commercial pricing strength, as the growth was achieved despite the declines in commercial managed care admissions and commercial managed care outpatient visits which declined by 5.3 and 3.9 percent, respectively.

Revenues on a Per Admission, Per Patient Day, and Per Visit Basis

Unit Revenues ($)	Same-Hospital Continuing Operations
	Q4’09	Q4’08	Change (%)
Net Inpatient Revenue per Admission	11,466	11,073	3.5
Net Inpatient Revenue per Patient Day	2,358	2,268	4.0
Net Outpatient Revenue per Visit	710	694	2.3
Net Patient Revenue per Adjusted Patient Admission	11,263	10,942	2.9
Net Patient Revenue per Adjusted Patient Day	2,332	2,256	3.4

Unit revenue improvement was evident across all key metrics, primarily reflecting the improved terms of our commercial managed care contracts. The growth in net inpatient revenue per admission of 3.5 percent was adversely impacted by a shift in payer mix, including a decline in commercial managed care admissions as a percent of total admissions to 25.5 percent in the fourth quarter of 2009 as compared to 26.6 percent of total admissions in the fourth quarter of 2008.

In a similar fashion, in our outpatient business, the unit revenue increase of 2.3 percent in outpatient revenue per visit was constrained by an adverse mix shift including a decline in commercial managed care outpatient visits as a percent of total outpatient visits to 35.6 percent in the fourth quarter of 2009 as compared to 38.3 percent of total outpatient visits in the fourth quarter of 2008.

Controllable Operating Expenses

Controllable Operating Expenses	Same-Hospital Continuing Operations
	Q4’09	Q4’08	Change (%)
Salaries, Wages & Benefits ($mm)	981	951	3.2
Supplies ($mm)	390	382	2.1
Other Operating Expenses ($mm)	474	463	2.4
Total Controllable Operating Expenses ($mm)	1,845	1,796	2.7
Rent / Lease Expense (a) ($mm)	37	34	8.8
Unit Cost Statistics
Salaries, Wages & Benefits per Adjusted Patient Day ($)	1,065	1,035	2.9
Supplies per Adjusted Patient Day ($)	424	416	1.9
Other Operating Expenses per Adjusted Patient Day ($)	515	504	2.2
Total Controllable Operating Expenses per Adjusted Patient Day ($)	2,004	1,955	2.5

(a)	Included in Other Operating Expenses

Salaries, wages and benefits per adjusted patient day increased by 2.9 percent in the fourth quarter of 2009 compared to the fourth quarter of 2008. This increase reflects merit increases awarded to our employees, effective October 1, 2009, increased accruals for annual incentive compensation, and a $16 million expense in the fourth quarter of 2009 related to a discretionary contribution to the 401(k) accounts of employees who are not eligible for incentive compensation. These items were partially offset by a decline in full-time employee headcount and a reduction in contract labor expense. Excluding the discretionary contribution to our 401(k) plan, the increase in salaries, wages and benefits per adjusted patient day would have been 1.3 percent.

Supplies expense per adjusted patient day increased by 1.9 percent compared to the fourth quarter of 2008. The increase in supplies expense was primarily driven by increased usage of high cost pharmaceuticals and biologics, as well as growth in the use of implantable devices.

Other operating expenses per adjusted patient day increased by 2.2 percent compared to the fourth quarter of 2008. An increase in Indigent Care Tax at one of our hospitals added $4 million to other operating expense in the fourth quarter of 2009. This increased expense item was approximately offset by additional Medicaid DSH revenue of a similar amount. Also contributing to the growth in other operating expenses were increases in costs of contracted services and a reduction in the cost allocation to discontinued operations for information systems and business office costs. These increases were partially offset by a $4 million reduction in malpractice expense to $14 million in the fourth quarter of 2009, related to improved claims experience.

Controllable operating expenses, defined as salaries, wages and benefits, supplies, and other operating expenses, increased by 2.5 percent on a same-hospital, per adjusted patient day basis compared to the fourth quarter of 2008. Excluding the $16 million discretionary 401(k) match, this increase would have been 1.6 percent.

Provision for Doubtful Accounts

Bad Debt	Same-Hospital Continuing Operations
	Q4’09	Q4’08	Change (%)
Provision for Doubtful Accounts (“Bad Debt”) ($mm)	176	164	7.3
Bad Debt / Net Operating Revenues (%)	7.9	7.6	0.3	(a)
Collection Rate from Self-Pay (b) (%)	30.1	32.5	(2.4	) (a)
Collection Rate from Managed Care Payers (%)	98.0	97.8	0.2	(a)

(a)	This change is the difference between the Q4’09 and Q4’08 amounts shown.
(b)	“Self-pay” accounts receivable are comprised of both uninsured and balance-after insurance receivables.

Bad debt expense increased by $12 million, or 7.3 percent, compared to the fourth quarter of 2008, on a same-hospital basis. The increase in bad debt expense was related to higher pricing and the 240 basis point decline in our collection rate from self-pay. These items were partially offset by a decline in uninsured volumes, improved collection rates from managed care payers, and improved managed care accounts receivable aging categories.

The Company’s self-pay collection rate, which is the blended collection rate for uninsured and balance-after insurance accounts receivable, declined to approximately 30.1 percent in the fourth quarter of 2009, compared to 32.5 percent in the fourth quarter of 2008, and 30.3 percent in the third quarter of 2009.

The estimated direct and allocated costs (based on selected operating expenses, which include salaries, wages and benefits, supplies and other operating expenses) of caring for uninsured patients were $93 million for the fourth quarters of both 2009 and 2008. The estimated costs of providing charity care were $30 million and $28 million, respectively, for the fourth quarters of 2009 and 2008.

Accounts Receivable

Consolidated accounts receivable were approximately $1.158 billion at December 31, 2009 and $1.195 billion at September 30, 2009. Accounts receivable days outstanding from continuing operations were 46 days at December 31, 2009 compared to 47 days at September 30, 2009 and 50 days at December 31, 2008. This amount is calculated as accounts receivable from continuing operations divided by net revenue from continuing operations divided by the number of days in the quarter.

Cash Flow

Cash and cash equivalents were $690 million at December 31, 2009, a decrease of $41 million from $731 million at September 30, 2009.

Significant cash flow items in the three months ended December 31, 2009 included:

•	$21 million we received under our interest rate swap agreement;

•	$1 million in cash distributions we received related to our investment in the Reserve Yield Plus Fund, which are classified as investing activity cash flows;

•	$192 million of capital expenditures;

•	$23 million in principal payments, classified as operating cash outflows from continuing operations, related to our 2006 civil settlement with the federal government;

•	$99 million in interest payments; and

•	$58 million of income tax payments.

Outlook for 2010

The Company’s outlook for the year ending December 31, 2010 is materially dependent on a number of items that are difficult to project given the uncertain macro-economic environment. Among the most important of these items are aggregate patient volumes, payer and patient mix, and collection rates on patient accounts. In our 2010 assumptions below, same-hospital and total-hospital statistics are identical as all 49 of our continuing hospitals are included in both definitions in 2010.

Admissions growth is assumed to be in a range of down 0.5 percent to up 0.5 percent in our 2010 outlook. Our 2010 outlook includes an assumption of continued payer mix shift away from commercial admissions. In 2009, same-hospital admissions and commercial admissions declined by 0.6 percent and 4.7 percent, respectively.

Outpatient visits are assumed to grow by 3 to 4 percent in our 2010 outlook. No significant payer mix shift is assumed with respect to commercial managed care outpatient visits. In 2009, same-hospital outpatient visits increased 3.4 percent while commercial outpatient visits declined by 1.2 percent.

Unit revenue increases in our 2010 outlook assume an increase in net inpatient revenue per admission of 2 to 3 percent and an increase in outpatient revenue per visit of 3 to 4 percent. In 2009, these same-hospital inpatient and outpatient unit revenue metric increases were 3.5 and 3.2 percent, respectively. Our unit revenue outlook for 2010 reflects the impact of the assumed adverse inpatient payer mix changes discussed above. A number of additional items impacting our 2010 unit revenue outlook are discussed below as part of our 2010 outlook for net operating revenues.

Net operating revenues for our 2010 outlook are assumed to be in the range of $9.35 billion to $9.55 billion, representing assumed growth of 4 to 6 percent. In 2009, same-hospital net operating revenues grew by 4.3 percent. Among other things, the range of outlook for unit revenues, total revenues, and EBITDA will be influenced by payer mix shift away from commercial managed care, lower Medicare rate increases in the current fiscal year, as well as the magnitude of cost report and favorable managed care settlements, known and possible state funding reductions, and by the potential receipt of revenues associated with the California provider fee legislation as described below and in our Form 10-K.

Controllable operating expenses for our 2010 outlook are assumed to be in the range of $7.6 billion to $7.75 billion, representing assumed growth of 4 to 6 percent. In 2009, controllable operating expenses grew by 1.2 percent, on a same-hospital basis. Our 2010 outlook for controllable operating expenses includes an estimate of an incremental $40 million in expenses associated with the Company’s multi-year plan to comply with the American Recovery and Reinvestment Act of 2009 (“ARRA”) regarding healthcare information technology (“HIT”). Given the time required for implementation, these HIT expenses are assumed to generate no offsetting revenue from either incentive payments or operating benefits in 2010. Beginning no later than early 2012, we expect to begin recording incentive payments and achieving the first stages of operating benefits, which are expected to offset a portion of these investments.

Bad debt expense is assumed to be in a range of 7.8 to 8.8 percent of net operating revenues in our 2010 outlook. This assumption corresponds to bad debt expense of $730 million to $840 million. The range of bad debt expense will be influenced by the collection rate on patient accounts and the rate of growth of uninsured volumes. In 2009, total-company bad debt expense was $697 million, or 7.7 percent of net operating revenues.

Adjusted EBITDA for 2010 (reconciled to net income, as defined by GAAP, in Table #3 at the end of this release) is assumed to be in the range of $985 million to $1.050 billion. Based on the outlook for net operating revenues, as cited above, this corresponds to an adjusted EBITDA margin range of 10.5 to 11.0 percent. In 2009, Tenet’s adjusted EBITDA was $982 million, or an adjusted EBITDA margin of 10.9 percent. Our outlook for adjusted EBITDA includes assumptions of $40 million in incremental ARRA/HIT expense; and $35 million in reduced state reimbursements (before the California provider fee legislation, discussed below), including reduced Medicaid DSH payments, and revenue reductions related to a state program providing healthcare services to prison populations. Our EBITDA 2010 outlook assumes that these negative effects from various states’ reimbursement reductions will be partially offset by the receipt of up to approximately $60 million in net proceeds related to California’s provider fee legislation. This payment is not currently approved by Centers for Medicare & Medicaid Services (“CMS”). If the payment is approved by CMS, actual net proceeds from the legislation could be substantially lower or greater than the $60 million cited above.

Depreciation and amortization expense are assumed to be approximately $385 million to $420 million in our 2010 outlook. In 2009, depreciation and amortization expense was $386 million.

Interest expense, net of investment earnings, is assumed to be approximately $415 million to $435 million in our 2010 outlook. Our outlook assumptions exclude the impact of any potential financing activities. In 2009, interest expense, net of investment earnings, was $445 million.

Income from continuing operations before income taxes in 2010 is assumed to be approximately $165 million to $215 million excluding two items in Table #4 at the end of this release: (1) net gains (losses) on sales of investments; and (2) litigation and investigation costs.

Preferred dividends are assumed to be approximately $24 million in our 2010 outlook. In 2009, preferred dividends were $6 million, representing only a partial year for our preferred issue.

Normalized net income from continuing operations attributable to common shareholders in our 2010 outlook is assumed in the range of $70 to $94 million, or $0.14 to $0.19 per share. This metric assumes normalized income taxes of $65 million to $85 million, using an assumed tax rate of 40 percent for normalized income taxes, and assumed average diluted shares outstanding of 503 million shares. The details of this calculation are provided in Table #4 at the end of this release.

Adjusted net cash provided by operating activities from continuing operations has a 2010 outlook in the range of $580 million to $650 million. The Company defines adjusted net cash provided by operating activities from continuing operations to exclude income tax payments (refunds), litigation and restructuring payments, and net cash provided by (used in) operating activities from discontinued operations. In 2009, adjusted net cash provided by operating activities from continuing operations was $620 million, and net cash provided by operating activities was $425 million.

Capital expenditures from continuing operations in our 2010 outlook are assumed to be in the range of $475 million to $525 million. This includes HIT capital expenditures of approximately $70 million as part of the Company’s multi-year plan to comply with ARRA. In 2009, capital expenditures for continuing operations were $455 million, including approximately $50 million of ARRA/HIT capital expenditures.

Adjusted free cash flow from continuing operations for our 2010 outlook is assumed to be in the range of $105 million to $125 million dollars. (The adjustments to free cash flow are detailed in Table #5 at the end of this release). In 2009, adjusted free cash flow from continuing operations was $165 million.

Cash and cash equivalents at December 31, 2010 is assumed to be in the range of $630 million to $700 million. This assumption excludes the impact of any material asset sales or purchases, and incremental financing activities. At December 31, 2009 cash and cash equivalents was $690 million.

This press release includes certain non-GAAP measures, such as Adjusted EBITDA and Adjusted Free Cash Flow. A reconciliation of these financial measures and the most directly comparable GAAP measure is included in the financial tables at the end of this release.

Management’s Webcast Discussion of Fourth Quarter Results

Tenet management will discuss fourth quarter 2009 results and its outlook for 2010 on a webcast scheduled for 10:00 AM (ET) on Feb. 23, 2010. This webcast may be accessed through Tenet’s website at www.tenethealth.com/investors. A set of slides, to which management intends to refer on the call, will be posted to the Company’s website at approximately 7:00 AM (ET).

Tenet Healthcare Corporation is a health care services company whose subsidiaries and affiliates own and operate acute care hospitals, ambulatory surgery centers and diagnostic imaging centers. Tenet’s hospitals and related healthcare facilities are committed to providing high quality care to patients in the communities they serve. For more information, please visit www.tenethealth.com.

Media: Rick Black (469) 893-2647

            Rick.Black@tenethealth.com

Investors: Thomas Rice (469) 893-2522

            Thomas.Rice@tenethealth.com

# # #

Some of the statements in this release may constitute forward-looking statements. Such forward-looking statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2009, our quarterly reports on Form 10-Q, and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended December 31,
	2009	%	2008	%	Change

Net operating revenues	$2,261	100.0%	$2,177	100.0%	3.9%
Operating expenses:
Salaries, wages and benefits	(989)	(43.7%)	(957)	(44.0%)	3.3%
Supplies	(394)	(17.4%)	(385)	(17.7%)	2.3%
Provision for doubtful accounts	(181)	(8.0%)	(166)	(7.6%)	9.0%
Other operating expenses, net	(479)	(21.3%)	(469)	(21.4%)	2.1%
Depreciation	(85)	(3.8%)	(84)	(3.9%)	1.2%
Amortization	(10)	(0.4%)	(10)	(0.5%)	—%
Impairment of long-lived assets and goodwill, and restructuring charges	(14)	(0.6%)	(12)	(0.6%)
Litigation and investigation (costs) benefit, net of insurance recoveries	(18)	(0.8%)	4	0.2%

Operating income	91	4.0%	98	4.5%
Interest expense	(103)		(106)
Investment earnings	1		1
Net loss on sales of investments	—		(1)

Loss from continuing operations, before income taxes	(11)		(8)
Income tax benefit	35		6

Income (loss) from continuing operations, before discontinued operations	24		(2)
Discontinued operations:
Income from operations	4		23
Impairment of long-lived assets and goodwill, and restructuring charges	4		(57)
Net gain on sales of facilities	1		1
Income tax (expense) benefit	(4)		6

Income (loss) from discontinued operations	5		(27)

Net income (loss)	29		(29)
Less: Preferred stock dividends	6		—
Less: Net income attributable to noncontrolling interests	2		4

Net income (loss) attributable to Tenet Healthcare Corporation common shareholders	$21		$(33)

Earnings (loss) per share attributable to Tenet Healthcare Corporation common shareholders
Basic
Continuing operations	$0.03		$(0.01)
Discontinued operations	0.01		(0.06)

	$0.04		$(0.07)

Diluted
Continuing operations	$0.03		$(0.01)
Discontinued operations	0.01		(0.06)

	$0.04		$(0.07)

Weighted average shares and dilutive securities outstanding (in thousands):
Basic	481,131		477,126
Diluted	500,577		477,126

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

(Unaudited)

(Dollars in millions except per share amounts)	Year Ended December 31,
	2009	%	2008	%	Change

Net operating revenues	$9,014	100.0%	$8,585	100.0%	5.0%
Operating expenses:
Salaries, wages and benefits	(3,857)	(42.8%)	(3,779)	(44.0%)	2.1%
Supplies	(1,569)	(17.4%)	(1,511)	(17.6%)	3.8%
Provision for doubtful accounts	(697)	(7.7%)	(628)	(7.3%)	11.0%
Other operating expenses, net	(1,909)	(21.2%)	(1,928)	(22.5%)	(1.0%)
Depreciation	(342)	(3.8%)	(333)	(3.9%)	2.7%
Amortization	(44)	(0.5%)	(38)	(0.4%)	15.8%
Impairment of long-lived assets and goodwill, and restructuring charges	(27)	(0.3%)	(16)	(0.2%)
Litigation and investigation costs, net of insurance recoveries	(31)	(0.3%)	(41)	(0.5%)

Operating income	538	6.0%	311	3.6%
Interest expense	(445)		(418)
Gain from early extinguishment of debt	97		—
Investment earnings	—		22
Net gain on sales of investments	15		139

Income from continuing operations, before income taxes	205		54
Income tax benefit	23		25

Income from continuing operations, before discontinued operations	228		79
Discontinued operations:
Loss from operations	(10)		(2)
Impairment of long-lived assets and goodwill, and restructuring charges	(12)		(95)
Net gains (losses) on sales of facilities	(1)		6
Litigation settlements, net of insurance recoveries	—		39
Income tax (expense) benefit	(8)		5

Loss from discontinued operations	(31)		(47)

Net income	197		32
Less: Preferred stock dividends	6		—
Less: Net income attributable to noncontrolling interests	10		7

Net income attributable to Tenet Healthcare Corporation common shareholders	$181		$25

Earnings (loss) per share attributable to Tenet Healthcare Corporation common shareholders
Basic
Continuing operations	$0.44		$0.15
Discontinued operations	(0.06)		(0.10)

	$0.38		$0.05

Diluted
Continuing operations	$0.43		$0.15
Discontinued operations	(0.06)		(0.10)

	$0.37		$0.05

Weighted average shares and dilutive securities outstanding (in thousands):
Basic	480,240		476,349
Diluted	507,277		478,606

TENET HEALTHCARE CORPORATION

CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

(Dollars in millions)	December 31, 2009	December 31, 2008

ASSETS
Current assets:
Cash and cash equivalents	$690	$507
Investments in Reserve Yield Plus Fund	2	14
Investments in marketable securities	11	2
Accounts receivable, less allowance for doubtful accounts	1,158	1,337
Inventories of supplies, at cost	153	161
Income tax receivable	35	6
Deferred income taxes	108	82
Assets held for sale	29	310
Other current assets	286	290

Total current assets	2,472	2,709
Investments and other assets	182	242
Property and equipment, at cost, less accumulated depreciation and amortization	4,313	4,291
Goodwill	607	609
Other intangible assets, at cost, less accumulated amortization	379	323

Total assets	$7,953	$8,174

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$2	$2
Accounts payable	739	686
Accrued compensation and benefits	370	414
Professional and general liability reserves	106	127
Accrued interest payable	127	125
Accrued legal settlement costs	76	168
Other current liabilities	363	427

Total current liabilities	1,783	1,949
Long-term debt, net of current portion	4,272	4,778
Professional and general liability reserves	466	536
Accrued legal settlement costs	19	72
Other long-term liabilities	568	591
Deferred income taxes	148	101

Total liabilities	7,256	8,027
Commitments and contingencies
Equity:
Shareholders’ equity:
Preferred stock	334	—
Common stock	27	26
Additional paid-in capital	4,461	4,445
Accumulated other comprehensive loss	(32)	(37)
Accumulated deficit	(2,665)	(2,852)
Less common stock in treasury, at cost	(1,479)	(1,479)

Total shareholders’ equity	646	103
Noncontrolling interests	51	44

Total equity	697	147

Total liabilities and equity	$7,953	$8,174

TENET HEALTHCARE CORPORATION

CONSOLIDATED CASH FLOW DATA

(Unaudited)

(Dollars in millions)	Year Ended December 31,
	2009	2008
Net income	$197	$32
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	386	371
Provision for doubtful accounts	697	628
Net gain on sales of investments	(15)	(139)
Deferred income tax expense (benefit)	20	(14)
Stock-based compensation expense	23	33
Impairment of long-lived assets and goodwill, and restructuring charges	27	16
Litigation and investigation costs, net of insurance recoveries	31	41
Net gain from early extinguishment of debt	(97)	—
Fair market value adjustments related to interest rate swap and LIBOR cap agreements	(1)	—
Proceeds from interest rate swap agreement	39	—
Pretax loss from discontinued operations	23	52
Other items, net	(6)	4
Changes in cash from changes in operating assets and liabilities:
Accounts receivable	(646)	(647)
Inventories and other current assets	(22)	(1)
Income taxes	(78)	(20)
Accounts payable, accrued expenses and other current liabilities	12	(29)
Other long-term liabilities	(13)	(37)
Payments against reserves for restructuring charges and litigation costs	(192)	(100)
Net cash provided by operating activities from discontinued operations, excluding income taxes	40	18

Net cash provided by operating activities	425	208
Cash flows from investing activities:
Purchases of property and equipment—Continuing operations	(397)	(452)
Purchases of property and equipment—Discontinued operations	(1)	(20)
Construction of new and replacement hospitals	(58)	(75)
Purchase of business	—	(92)
Proceeds from sales of facilities and other assets – discontinued operations	221	160
Proceeds from sales of marketable securities, long-term investments and other assets	67	224
Proceeds from hospital authority bonds	49	8
Purchases of marketable securities	(17)	(26)
Distributions received from (reclassification of) investments in Reserve Yield Plus Fund	12	(14)
Proceeds from cash surrender value or basis reduction of insurance policies	—	11
Other items, net	(1)	2

Net cash used in investing activities	(125)	(274)
Cash flows from financing activities:
Repayments of borrowings	(1,291)	(2)
Proceeds from borrowings	885	1
Deferred debt issuance costs	(46)	(3)
Proceeds from issuance of mandatory convertible preferred stock	334	—
Cash dividends on preferred stock	—	—
Contributions from noncontrolling interests	4	6
Distributions paid to noncontrolling interests	(7)	(3)
Other items, net	4	2

Net cash provided by (used in) financing activities	(117)	1

Net increase (decrease) in cash and cash equivalents	183	(65)
Cash and cash equivalents at beginning of period	507	572

Cash and cash equivalents at end of period	$690	$507

Supplemental disclosures:
Interest paid, net of capitalized interest	$(439)	$(391)
Income tax payments, net	$(43)	$(4)

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING SAME HOSPITALS

(Unaudited)

(Dollars in millions except per patient day, per admission and per visit amounts)	Three Months Ended December 31,			Year Ended December 31,
	2009	2008	Change	2009	2008	Change

Net inpatient revenues	$1,468	$1,431	2.6%	$5,848	$5,685	2.9%
Net outpatient revenues	$679	$641	5.9%	$2,729	$2,555	6.8%

Number of general hospitals (at end of period)	48	48	— *	48	48	— *
Licensed beds (at end of period)	13,326	13,287	0.3%	13,326	13,287	0.3%
Average licensed beds	13,326	13,272	0.4%	13,309	13,274	0.3%
Utilization of licensed beds	50.8%	51.7%	(0.9%)*	52.1%	53.2%	(1.1%)*
Patient days	622,475	630,821	(1.3%)	2,530,528	2,586,187	(2.2%)
Adjusted patient days	920,652	918,560	0.2%	3,748,764	3,734,085	0.4%
Net inpatient revenue per patient day	$2,358	$2,268	4.0%	$2,311	$2,198	5.1%
Admissions	128,028	129,235	(0.9%)	519,390	522,613	(0.6%)
Adjusted patient admissions	190,619	189,357	0.7%	774,630	759,976	1.9%
Net inpatient revenue per admission	$11,466	$11,073	3.5%	$11,259	$10,878	3.5%
Average length of stay (days)	4.9	4.9	— *	4.9	4.9	— *
Surgeries	89,755	89,744	—%	362,140	356,463	1.6%
Net outpatient revenue per visit	$710	$694	2.3%	$703	$681	3.2%
Outpatient visits	955,868	923,317	3.5%	3,880,553	3,753,023	3.4%

Sources of net patient revenue
Medicare	24.8%	25.6%	(0.8%)*	25.1%	25.5%	(0.4%)*
Medicaid	7.6%	8.2%	(0.6%)*	8.1%	8.4%	(0.3%)*
Managed care governmental	14.5%	13.9%	0.6%*	14.7%	13.3%	1.4%*
Managed care commercial	41.6%	41.9%	(0.3%)*	41.3%	41.4%	(0.1%)*
Indemnity, self-pay and other	11.5%	10.4%	1.1%*	10.8%	11.4%	(0.6%)*

*	This change is the difference between the 2009 and 2008 amounts shown

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING TOTAL HOSPITALS

(Unaudited)

(Dollars in millions except per patient day, per admission and per visit amounts)	Three Months Ended December 31,			Year Ended December 31,
	2009	2008	Change	2009	2008	Change

Net inpatient revenues	$1,481	$1,439	2.9%	$5,902	$5,700	3.5%
Net outpatient revenues	$691	$648	6.6%	$2,770	$2,572	7.7%

Number of general hospitals (at end of period)	49	49	— *	49	49	*
Licensed beds (at end of period)	13,436	13,397	0.3%	13,436	13,397	0.3%
Average licensed beds	13,436	13,382	0.4%	13,419	13,347	0.5%
Utilization of licensed beds	50.8%	51.5%	(0.7%)*	52.1%	53.1%	(1.0%)*
Patient days	628,438	634,421	(0.9%)	2,553,215	2,592,640	(1.5%)
Adjusted patient days	930,542	924,595	0.6%	3,785,230	3,745,771	1.1%
Net inpatient revenue per patient day	$2,357	$2,268	3.9%	$2,312	$2,199	5.1%
Admissions	129,631	130,265	(0.5%)	525,532	524,541	0.2%
Adjusted patient admissions	193,279	191,069	1.2%	784,502	763,467	2.8%
Net inpatient revenue per admission	$11,425	$11,047	3.4%	$11,231	$10,867	3.3%
Average length of stay (days)	4.8	4.9	(0.1)*	4.9	4.9	— *
Surgeries	90,470	90,166	0.3%	364,713	357,365	2.1%
Net outpatient revenue per visit	$711	$695	2.3%	$704	$682	3.2%
Outpatient visits	971,741	932,678	4.2%	3,934,496	3,772,386	4.3%

Sources of net patient revenue
Medicare	24.7%	25.5%	(0.8%)*	25.0%	25.5%	(0.5%)*
Medicaid	7.5%	8.2%	(0.7%)*	8.1%	8.4%	(0.3%)*
Managed care governmental	14.6%	13.9%	0.7%*	14.8%	13.4%	1.4%*
Managed care commercial	41.6%	41.9%	(0.3%)*	41.3%	41.4%	(0.1%)*
Indemnity, self-pay and other	11.6%	10.5%	1.1%*	10.8%	11.3%	(0.5%)*

*	This change is the difference between the 2009 and 2008 amounts shown

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

Fiscal 2009 by Calendar Quarter

(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended				Year Ended
	3/31/09	6/30/09	9/30/09	12/31/09	12/31//09

Net operating revenues	$2,262	$2,229	$2,262	$2,261	$9,014
Operating expenses:
Salaries, wages and benefits	(965)	(949)	(954)	(989)	(3,857)
Supplies	(391)	(395)	(389)	(394)	(1,569)
Provision for doubtful accounts	(156)	(167)	(193)	(181)	(697)
Other operating expenses, net	(472)	(472)	(486)	(479)	(1,909)
Depreciation	(85)	(87)	(85)	(85)	(342)
Amortization	(11)	(11)	(12)	(10)	(44)
Impairment of long-lived assets and goodwill, and restructuring charges	(5)	(1)	(7)	(14)	(27)
Litigation and investigation costs	(1)	(9)	(3)	(18)	(31)

Operating income	176	138	133	91	538
Interest expense	(110)	(120)	(112)	(103)	(445)
Gain (loss) from early extinguishment of debt	134	(21)	(16)	—	97
Investment earnings (loss)	2	(5)	2	1	—
Net gain on sales of investments	—	15	—	—	15

Income (loss) from continuing operations, before income taxes	202	7	7	(11)	205
Income tax (expense) benefit	(5)	(4)	(3)	35	23

Income from continuing operations, before discontinued operations	197	3	4	24	228
Discontinued operations:
Income (loss) from operations	(1)	(11)	(2)	4	(10)
Impairment of long-lived assets and goodwill, and restructuring charges	(9)	(6)	(1)	4	(12)
Net gain (losses) on sales of facilities	(2)	—	—	1	(1)
Income tax expense	(2)	—	(2)	(4)	(8)

Income (loss) from discontinued operations	(14)	(17)	(5)	5	(31)

Net income (loss)	183	(14)	(1)	29	197
Less: Preferred stock dividends	—	—	—	6	6
Less: Net income attributable to noncontrolling interests	5	1	2	2	10

Net income (loss) attributable to Tenet Healthcare Corporation common shareholders	$178	$(15)	$(3)	$21	$181

Diluted earnings (loss) per share attributable to Tenet Healthcare Corporation common shareholders
Continuing operations	$0.40	$0.01	$—	$0.03	$0.43
Discontinued operations	(0.03)	(0.04)	(0.01)	0.01	(0.06)

	$0.37	$(0.03)	$(0.01)	$0.04	$0.37

Weighted average shares and dilutive securities outstanding (in thousands):
Basic	478,372	480,447	481,008	481,131	480,240
Diluted	479,512	488,244	498,084	500,577	507,277

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING SAME HOSPITALS

Fiscal 2009 by Calendar Quarter

(Unaudited)

(Dollars in millions except per patient day, per admission and per visit amounts)	Three Months Ended				Year Ended
	3/31/09	6/30/09	9/30/09	12/31/09	12/31/09

Net inpatient revenues	$1,501	$1,427	$1,452	$1,468	$5,848
Net outpatient revenues	$659	$692	$699	$679	$2,729

Number of general hospitals (at end of period)	48	48	48	48	48
Licensed beds (at end of period)	13,305	13,309	13,309	13,326	13,326
Average licensed beds	13,299	13,301	13,309	13,326	13,309
Utilization of licensed beds	55.7%	51.6%	50.4%	50.8%	52.1%
Patient days	667,078	624,125	616,850	622,475	2,530,528
Adjusted patient days	970,266	931,502	926,344	920,652	3,748,764
Net inpatient revenue per patient day	$2,250	$2,286	$2,354	$2,358	$2,311
Admissions	133,892	128,818	128,652	128,028	519,390
Adjusted patient admissions	195,871	193,572	194,568	190,619	774,630
Net inpatient revenue per admission	$11,211	$11,078	$11,286	$11,466	$11,259
Average length of stay (days)	5.0	4.9	4.8	4.9	4.9
Surgeries	89,076	91,575	91,734	89,755	362,140
Net outpatient revenue per visit	$688	$704	$711	$710	$703
Outpatient visits	958,501	983,095	983,089	955,868	3,880,553

Sources of net patient revenue
Medicare	27.0%	24.0%	24.4%	24.8%	25.1%
Medicaid	8.0%	8.4%	8.5%	7.6%	8.1%
Managed care governmental	14.8%	14.8%	14.8%	14.5%	14.7%
Managed care commercial	40.6%	41.8%	41.2%	41.6%	41.3%
Indemnity, self-pay and other	9.6%	11.0%	11.1%	11.5%	10.8%

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING TOTAL HOSPITALS

Fiscal 2009 by Calendar Quarter

(Unaudited)

(Dollars in millions except per patient day, per admission and per visit amounts)	Three Months Ended				Year Ended
	3/31/09	6/30/09	9/30/09	12/31/09	12/31/09

Net inpatient revenues	$1,514	$1,441	$1,466	$1,481	$5,902
Net outpatient revenues	$668	$702	$709	$691	$2,770

Number of general hospitals (at end of period)	49	49	49	49	49
Licensed beds (at end of period)	13,415	13,419	13,419	13,436	13,436
Average licensed beds	13,409	13,411	13,419	13,436	13,419
Utilization of licensed beds	55.7%	51.6%	50.4%	50.8%	52.1%
Patient days	672,636	629,714	622,427	628,438	2,553,215
Adjusted patient days	978,841	940,472	935,375	930,542	3,785,230
Net inpatient revenue per patient day	$2,251	$2,288	$2,355	$2,357	$2,312
Admissions	135,335	130,308	130,258	129,631	525,532
Adjusted patient admissions	198,097	195,962	197,164	193,279	784,502
Net inpatient revenue per admission	$11,187	$11,058	$11,255	$11,425	$11,231
Average length of stay (days)	5.0	4.8	4.8	4.8	4.9
Surgeries	89,640	92,166	92,437	90,470	364,713
Net outpatient revenue per visit	$688	$704	$712	$711	$704
Outpatient visits	970,319	996,468	995,968	971,741	3,934,496

Sources of net patient revenue
Medicare	26.9%	24.0%	24.4%	24.7%	25.0%
Medicaid	7.9%	8.3%	8.5%	7.5%	8.1%
Managed care governmental	14.8%	14.9%	14.8%	14.6%	14.8%
Managed care commercial	40.6%	41.9%	41.2%	41.6%	41.3%
Indemnity, self-pay and other	9.8%	10.9%	11.1%	11.6%	10.8%

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

Fiscal 2008 by Calendar Quarter

(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended				Year Ended
	3/31/08	6/30/08	9/30/08	12/31/08	12/31/08
Net operating revenues	$2,156	$2,112	$2,140	$2,177	$8,585
Operating expenses:
Salaries, wages and benefits	(945)	(934)	(943)	(957)	(3,779)
Supplies	(374)	(376)	(376)	(385)	(1,511)
Provision for doubtful accounts	(145)	(153)	(164)	(166)	(628)
Other operating expenses, net	(476)	(486)	(497)	(469)	(1,928)
Depreciation	(81)	(84)	(84)	(84)	(333)
Amortization	(9)	(9)	(10)	(10)	(38)
Impairment of long-lived assets and goodwill, and restructuring charges	(1)	(2)	(1)	(12)	(16)
Litigation and investigation (costs) benefit, net of insurance recoveries	(47)	(3)	5	4	(41)

Operating income	78	65	70	98	311
Interest expense	(104)	(102)	(106)	(106)	(418)
Investment earnings	5	4	12	1	22
Net gain (loss) on sales of investments	—	—	140	(1)	139

Income (loss) from continuing operations, before income taxes	(21)	(33)	116	(8)	54
Income tax (expense) benefit	(1)	16	4	6	25

Income (loss) from continuing operations, before discontinued operations	(22)	(17)	120	(2)	79
Discontinued operations:
Income (loss) from operations	4	4	(33)	23	(2)
Impairment of long-lived assets and goodwill, and restructuring charges	(10)	(7)	(21)	(57)	(95)
Net gains (losses) on sales of facilities	—	8	(3)	1	6
Litigation settlements, net of insurance recoveries	—	—	39	—	39
Income tax (expense) benefit	(2)	(3)	4	6	5

Income (loss) from discontinued operations	(8)	2	(14)	(27)	(47)

Net income (loss)	(30)	(15)	106	(29)	32
Less: Net income attributable to noncontrolling interests	1	—	2	4	7

Net income (loss) attributable to Tenet Healthcare Corporation common shareholders	$(31)	$(15)	$104	$(33)	$25

Diluted earnings (loss) per share attributable to Tenet Healthcare Corporation common shareholders:
Continuing operations	$(0.05)	$(0.03)	$0.25	$(0.01)	$0.15
Discontinued operations	(0.01)	—	(0.03)	(0.06)	(0.10)

	$(0.06)	$(0.03)	$0.22	$(0.07)	$0.05

Weighted average shares and dilutive securities outstanding (in thousands):
Basic	475,066	476,308	476,898	477,126	476,349
Diluted	475,066	476,308	480,789	477,126	478,606

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING SAME HOSPITALS

Fiscal 2008 by Calendar Quarter

(Unaudited)

(Dollars in millions except per patient day, per admission and per visit amounts)	Three Months Ended				Year Ended
	3/31/08	6/30/08	9/30/08	12/31/08	12/31/08

Net inpatient revenues	$1,464	$1,391	$1,399	$1,431	$5,685
Net outpatient revenues	$620	$645	$649	$641	$2,555

Number of general hospitals (at end of period)	48	48	48	48	48
Licensed beds (at end of period)	13,273	13,270	13,256	13,287	13,287
Average licensed beds	13,292	13,272	13,261	13,272	13,274
Utilization of licensed beds	57.0%	53.1%	51.3%	51.7%	53.2%
Patient days	688,852	640,812	625,702	630,821	2,586,187
Adjusted patient days	971,476	927,945	916,104	918,560	3,734,085
Net inpatient revenue per patient day	$2,125	$2,171	$2,236	$2,268	$2,198
Admissions	135,513	129,340	128,525	129,235	522,613
Adjusted patient admissions	192,387	188,696	189,536	189,357	759,976
Net inpatient revenue per admission	$10,803	$10,755	$10,885	$11,073	$10,878
Average length of stay (days)	5.1	5.0	4.9	4.9	4.9
Surgeries	86,690	90,253	89,776	89,744	356,463
Net outpatient revenue per visit	$652	$686	$692	$694	$681
Outpatient visits	951,195	940,513	937,998	923,317	3,753,023

Sources of net patient revenue
Medicare	26.3%	25.1%	25.1%	25.6%	25.5%
Medicaid	8.4%	8.4%	8.6%	8.2%	8.4%
Managed care governmental	13.2%	13.0%	13.2%	13.9%	13.3%
Managed care commercial	40.2%	41.9%	41.5%	41.9%	41.4%
Indemnity, self-pay and other	11.9%	11.6%	11.6%	10.4%	11.4%

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING TOTAL HOSPITALS

Fiscal 2008 by Calendar Quarter

(Unaudited)

(Dollars in millions except per patient day, per admission and per visit amounts)	Three Months Ended				Year Ended
	3/31/08	6/30/08	9/30/08	12/31/08	12/31/08

Net inpatient revenues	$1,464	$1,392	$1,405	$1,439	$5,700
Net outpatient revenues	$620	$647	$657	$648	$2,572

Number of general hospitals (at end of period)	48	49	49	49	49
Licensed beds (at end of period)	13,273	13,380	13,366	13,397	13,397
Average licensed beds	13,292	13,345	13,371	13,382	13,347
Utilization of licensed beds	57.0%	52.8%	51.0%	51.5%	53.1%
Patient days	688,852	641,425	627,942	634,421	2,592,640
Adjusted patient days	971,476	929,270	920,430	924,595	3,745,771
Net inpatient revenue per patient day	$2,125	$2,170	$2,237	$2,268	$2,199
Admissions	135,513	129,558	129,205	130,265	524,541
Adjusted patient admissions	192,387	189,168	190,843	191,069	763,467
Net inpatient revenue per admission	$10,803	$10,744	$10,874	$11,047	$10,867
Average length of stay (days)	5.1	5.0	4.9	4.9	4.9
Surgeries	86,690	90,363	90,146	90,166	357,365
Net outpatient revenue per visit	$652	$686	$695	$695	$682
Outpatient visits	951,195	942,944	945,569	932,678	3,772,386

Sources of net patient revenue
Medicare	26.3%	25.0%	25.1%	25.5%	25.5%
Medicaid	8.4%	8.4%	8.6%	8.2%	8.4%
Managed care governmental	13.3%	13.0%	13.3%	13.9%	13.4%
Managed care commercial	40.2%	41.9%	41.6%	41.9%	41.4%
Indemnity, self-pay and other	11.8%	11.7%	11.4%	10.5%	11.3%

(1) Reconciliation of Adjusted EBITDA

Adjusted EBITDA, a non-GAAP term, is defined by the Company as net income (loss) attributable to Tenet Healthcare Corporation common shareholders before (1) cumulative effect of changes in accounting principle, net of tax, (2) net income attributable to noncontrolling interests, (3) preferred stock dividends, (4) income (loss) from discontinued operations, net of tax, (5) income tax (expense) benefit, (6) net gain (loss) on sales of investments, (7) investment earnings (loss), (8) gain (loss) from early extinguishment of debt, (9) interest expense, (10) litigation and investigation (costs) benefit, net of insurance recoveries, (11) hurricane insurance recoveries, net of costs, (12) impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries, (13) amortization, and (14) depreciation. The Company’s Adjusted EBITDA may not be comparable to EBITDA reported by other companies.

The Company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its financial statements, some of which are recurring or involve cash payments. The Company uses this information in its analysis of the performance of its business excluding items that it does not consider as relevant in the performance of its hospitals in continuing operations. Adjusted EBITDA is not a measure of liquidity, but is a measure of operating performance that management uses in its business as an alternative to net income (loss) attributable to Tenet Healthcare Corporation common shareholders. Because Adjusted EBITDA excludes many items that are included in our financial statements, it does not provide a complete measure of our operating performance. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company’s financial performance.

The reconciliation of net income (loss) attributable to Tenet Healthcare Corporation common shareholders, the most comparable GAAP term, to Adjusted EBITDA, is set forth in the first table below for the three and twelve months ended December 31, 2009 and 2008.

(2) Adjusted Free Cash Flow

Adjusted Free Cash Flow, a non-GAAP term, is defined by the Company as cash provided by (used in) operating activities less income tax refunds (payments), payments against reserves for restructuring charges and litigation costs and settlements, operating cash flows from discontinued operations, capital expenditures in continuing operations, and new hospital construction expenditures. The Company believes the use of Adjusted Free Cash Flow is meaningful as the use of this financial measure provides the Company and the users of its financial statements with supplemental information about the impact on the Company’s cash flows from the items specified above. The Company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its cash flows, some of which are recurring. The Company uses this information in its analysis of its cash flows excluding items that it does not consider relevant to the liquidity of its hospitals in continuing operations. Adjusted Free Cash Flow is a measure of liquidity that management uses in its business as an alternative to net cash provided by (used in) operating activities. Because Adjusted Free Cash Flow excludes many items that are included in our financial statements, it does not provide a complete measure of our liquidity. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company’s financial performance or liquidity. The reconciliation of net cash provided by (used in) operating activities, the most comparable GAAP term, to Adjusted Free Cash Flow is set forth in the second table below for the three and twelve months ended December 31, 2009 and 2008.

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #1 - Reconciliation of Adjusted EBITDA to Net Income (Loss) Attributable to Tenet

Healthcare Corporation Common Shareholders

(Unaudited)

(Dollars in millions)	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Net income (loss) attributable to Tenet Healthcare Corporation common shareholders	$21	$(33)	$181	$25
Less: Net income attributable to noncontrolling interests	(2)	(4)	(10)	(7)
Preferred stock dividends	(6)	—	(6)	—
Income (loss) from discontinued operations, net of tax	5	(27)	(31)	(47)

Income (loss) from continuing operations	24	(2)	228	79
Income tax benefit	35	6	23	25
Investment earnings	1	1	—	22
Gain from early extinguishment of debt	—	—	97	—
Net gain (loss) on sales of investments	—	(1)	15	139
Interest expense	(103)	(106)	(445)	(418)

Operating income	91	98	538	311
Litigation and investigation (costs) benefit, net of insurance recoveries	(18)	4	(31)	(41)
Impairment of long-lived assets and goodwill, and restructuring charges	(14)	(12)	(27)	(16)
Amortization	(10)	(10)	(44)	(38)
Depreciation	(85)	(84)	(342)	(333)

Adjusted EBITDA	$218	$200	$982	$739
Less: Adjusted EBITDA of hospital without full calendar year of operating results	4	—	16	(10)

Same-hospital Adjusted EBITDA	$214	$200	$966	$749

Net operating revenues	$2,261	$2,177	$9,014	$8,585
Less: Revenues of hospital without full calendar year of operating results	26	17	96	32

Same-hospital net operating revenues	$2,235	$2,160	$8,918	$8,553

Adjusted EBITDA as % of net operating revenues (Adjusted EBITDA margin)	9.6%	9.2%	10.9%	8.6%
Adjusted same-hospital EBITDA as % of same-hospital net operating revenues (Adjusted same-hospital EBITDA margin)	9.6%	9.3%	10.8%	8.8%

Additional Supplemental Non-GAAP Disclosures

Table #2 - Reconciliation of Adjusted Free Cash Flow

(Unaudited)

(Dollars in millions)	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Net cash provided by operating activities	$141	$67	$425	$208
Less:
Income tax payments, net	(58)	(1)	(43)	(4)
Payments against reserves for restructuring charges and litigation costs and settlements	(27)	(21)	(192)	(100)
Net cash provided by (used in) operating activities from discontinued operations	9	(15)	40	18

Adjusted net cash provided by operating activities – continuing operations	217	104	620	294
Purchases of property and equipment – continuing operations	(181)	(120)	(397)	(452)
Construction of new and replacement hospitals	(11)	(10)	(58)	(75)

Adjusted Free Cash Flow – continuing operations	$25	$(26)	$165	$(233)

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #3 - Reconciliation of Outlook Adjusted EBITDA to

Outlook Net Income Attributable to Tenet Healthcare Corporation Common Shareholders

for Year Ending December 31, 2010

(Unaudited)

(Dollars in millions)	Low	High

Net income attributable to Tenet Healthcare Corporation common shareholders	$85	$154
Less:
Net income attributable to noncontrolling interests	(6)	(12)
Preferred stock dividends	(24)	(24)
Loss from discontinued operations, net of tax	(20)	(5)

Income from continuing operations	135	195
Income tax (expense) benefit	(15)	(20)

Income from continuing operations, before income taxes	150	215
Interest expense, net	(435)	(415)

Operating income	585	630
Litigation and investigation costs	(15)	0
Depreciation and amortization	(385)	(420)

Adjusted EBITDA	$985	$1,050

Net operating revenues	$9,350	$9,550
Adjusted EBITDA as % of net operating revenues (Adjusted EBITDA margin)	10.5%	11.0%

Additional Supplemental Non-GAAP Disclosures

Table #4 - Reconciliation of Outlook Adjusted EBITDA to

Outlook Normalized Net Income Attributable to Tenet Healthcare Corporation

Common Shareholders for Year Ending December 31, 2010

(Unaudited)

(Dollars in millions except per share amounts)	Low	High

Adjusted EBITDA (from Table # 3, above)	$985	$1,050

Depreciation and amortization	(385)	(420)
Interest expense, net	(435)	(415)

Normalized income from continuing operations before income taxes	165	215
Normalized income tax expense (a)	(65)	(85)

Normalized income from continuing operations	100	130
Preferred stock dividends	(24)	(24)
Net income attributable to noncontrolling interests	(6)	(12)

Normalized net income attributable to Tenet Healthcare Corporation common shareholders (a)	$70	$94

Weighted average shares outstanding (in millions)	503	503

Normalized earnings per share – continuing operations (a)	$0.14	$0.19

(a)	Assumes normalized tax rate of 40.0 percent.

Table #5 - Reconciliation of Outlook Adjusted Free Cash Flow

for the Year Ending December 31, 2010

(Unaudited)

(Dollars in millions)	Low	High
Net cash provided by operating activities	$427	$542
Less:
Income tax payments, net	(25)	(10)
Payments against reserves for restructuring charges and litigation costs	(78)	(78)
Net cash used in operating activities from discontinued operations	(50)	(20)

Adjusted net cash provided by operating activities – continuing operations	580	650
Purchases of property and equipment – continuing operations	(440)	(480)
Construction of new and replacement hospitals	(35)	(45)

Adjusted Free Cash Flow – continuing operations	$105	$125